UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 10, 2006
TUMBLEWEED COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-26223	94-3336053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Saginaw Drive, Redwood City, California		94063
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(650) 216-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement.

On January 17, 2006, Tumbleweed Communications Corp. ("Tumbleweed" or the "Company") announced the appointment of James P. Scullion as Chief Executive Officer of the Company. Mr. Scullion is currently Chairman of the Tumbleweed Board of Directors, and will continue in this role after assuming his duties as Chief Executive Officer. In connection with the appointment, the Company and Mr. Scullion executed an offer letter dated January 10, 2006 (the "Offer Letter").

According to the terms of the Offer Letter, Mr. Scullion is entitled to a base salary of $350,000 on an annualized basis, and will be eligible for a quarterly performance bonus with a target amount equivalent to 50% of Mr. Scullion's annual salary. The actual bonus payout will be determined by the Compensation Committee and based upon achievement of mutually agreed upon performance objectives. Additionally, Mr. Scullion will receive an option to purchase 2,250,000 shares of Tumbleweed common stock, with 20% of the shares vesting immediately on the date of grant, and the remainder vesting in equal installments on each subsequent month thereafter contingent upon Mr. Scullion's continued employment with the Company on the applicable vesting dates. The Offer Letter also provides that if a "change of ownership control" occurs during Mr. Scullion's tenure as Chief Executive Officer, and within twelve months either Mr. Scullion's employment is terminated or a "constructive termination" (as defined therein) occurs, 100% of Mr. Scullion's then-outstanding stock options will accelerate and vest immediately. Further, if Mr. Scullion is terminated from his position as Chief Executive Officer for any reason other than "cause" (as defined therein), death or disability, or Mr. Scullion terminates his employment as Chief Executive Officer following a "constructive termination", he will be entitled to: (i) continuation of his then-current base salary for one year; (ii) continued vesting of his then-outstanding stock options for one year; and (iii) continuation of his health benefits for one year.

A copy of the press release announcing the appointment is furnished as Exhibit 99.1 hereto.

5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 17, 2006, Tumbleweed announced the appointment of James P. Scullion as Chief Executive Officer of the Company. Mr. Scullion currently serves as Chairman of the Tumbleweed Board of Directors, and will continue in this role after assuming his duties as Chief Executive Officer. Mr. Scullion has served as a Tumbleweed Director since April 2003, and recently served as Chairman of the Audit Committee prior to his appointment to Chief Executive Officer. To fill the Audit Committee vacancy created by Mr. Scullion's appointment, the Board appointed Director and Audit Committee member Standish O'Grady to serve as Chairman of the Audit Committee, and Director Deborah D. Rieman to the Audit Committee.

Mr. Scullion, age 49, previously served as Chief Executive Officer of ComnetiX, Inc. from January 2004 until January 2006, and has served on ComnetiX's board of directors since January 2004. Prior, Mr. Scullion served as President and Chief Operating Officer of Identix Incorporated from April 1999 to June 2002, Executive Vice President from 1996 to 1999, Chief Financial Officer from 1990 to 2001 and Director from October 1998 to June 2002.

The material terms of Mr. Scullion's Offer Letter are described under Item 1.01, above, and a copy of the press release announcing the appointment is furnished as Exhibit 99.1 hereto.

9.01	Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release dated January 17, 2006, entitled, "Tumbleweed Appoints James P. Scullion as CEO"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUMBLEWEED COMMUNICATIONS CORP.

By: _____/s/ Bernard J. Cassidy____________
Name: Bernard J. Cassidy
Title: Secretary

Date: January 17, 2006

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated January 17, 2006, entitled, "Tumbleweed Appoints James P. Scullion as CEO"